FOR IMMEDIATE RELEASE

            May 9, 2011

Contact:  Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NJ, May 9, 2011........ UMH Properties, Inc. (NYSE Amex:UMH) reported funds from operations (FFO) of $3,512,000 or $.25 per share for the quarter ended March 31, 2011, as compared to $2,889,000 or $0.24 per share for the for the quarter ended March 31, 2010.  Net income amounted to $2,125,000 or $.15 per share for the quarter ended March 31, 2011, as compared to $1,885,000 or $0.15 per share for the quarter ended March 31, 2010.

A summary of significant financial information for the three months ended March 31, 2011 and 2010 is as follows:

For the Three Months Ended

   March 31,

	2011	2010

Total Income	$9,016,000	$8,161,000
Total Expenses	$8,043,000	$7,144,000
Gain on Securities Transactions, net	$1,542,000	$982,000
Net Income	$2,125,000	$1,885,000
Net Income per Share	$.15	$.15
FFO (1)	$3,512,000	$2,889,000
FFO per Share (1)	$.25	$.24
Weighted Average Shares Outstanding	13,928,000	12,290,000

 (continued on next page)

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2011 and 2010 is calculated as follows:

	2011	2010

Net Income	$2,125,000	$1,885,000
Gain on Sales of Depreciable Assets	(9,000)	(15,000)
Depreciation Expense	1,396,000	1,019,000

FFO	$3,512,000	$2,889,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2011 and 2010:

	2011	2010

Operating Activities	$2,376,000	$2,681,000
Investing Activities	(2,763,000)	(848,000)
Financing Activities	5,273,000	493,000

Samuel A. Landy, President, stated, “We are pleased with our first quarter results.  FFO amounted to $3,512,000 or $0.25 per share for the quarter ended March 31, 2011 as compared to $2,889,000 or $0.24 per share for the quarter ended March 31, 2010.  This increase was primarily the result of the acquisitions of seven communities in 2010.   Occupancy remained unchanged from year-end at 78%.  Our securities portfolio has continued to perform well, with $1.5 million in gains realized thus far in 2011 and an additional $4.7 million in unrealized gains at quarter end.

(continued on next page)

We have continued to strengthen our already strong balance sheet and at quarter end had approximately $10.5 million in cash, and $30 million in REIT securities.  Following up on the seven communities we acquired in 2010, we intend to continue to increase our portfolio of high quality manufactured home communities.  Thus far in 2011, we have contracted to purchase three communities located in the Nashville, Tennessee region for an aggregate purchase price of approximately $13.3 million. These three all-age family communities total 680 sites situated on 209 acres. The average occupancy for these communities is 73%.  The closing is expected to be completed by the end of the second quarter 2011.  This acquisition is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place by the end of the second quarter 2011 or at all. We are very pleased with our recent acquisitions and look forward to continued progress on the acquisition front.”

UMH, a publicly-owned REIT, owns and operates thirty-five manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

# # # #